                                                                   Exhibit 10.1




                              STATE OF MISSISSIPPI

                                     LEASE

                  OF PROPERTY ON THE TRI-STATE COMMERCE PARK,

                         TISHOMINGO COUNTY, MISSISSIPPI

THIS LEASE, made between the State of Mississippi, acting through the Mississippi Department of Economic and Community Development and the North American Software Associates, LTD, a corporation existing under the laws of the State of Mississippi, WITNESSETH:

         The State of Mississippi, acting through the Mississippi Department of Economic and Community Development ("State"), for the consideration set out below, hereby leases to North American Software Associates, LTD ("Lessee"), the premises and/or property described as twenty-five thousand (25,000) square feet in Building #1000 hereto ("leased premises" or "premises").

         The terms "State" and "Lessee" shall include, whenever the context admits or requires, singular or plural, the heirs, legal representatives, successors, and assigns of the respective parties.

         THIS LEASE is granted subject to the following conditions:

         1.       Term

                  This Lease shall be for a term of ten (10) years, beginning on January 1, 1999, and ending on December 31, 2008, unless sooner terminated in accordance with the provisions of this Lease.

         2        Use of Leased Premises

                  a. Lessee shall have, hold, and use the demised premises for the purposes of conducting the business activities of software writing and directly related activities.

         3.       Subjection to Existing and Future Easements and Rights-of-Way

                  This Lease is subject to all outstanding easements and rights-of-way for any purpose with respect to the leased premises. The holders of such easements and rights-of-way ("outgrants"), present or future, shall have reasonable rights of ingress and egress over the leased premises, consistent with Lessee's right to quiet enjoyment of them under this Lease, in order to carry out the purpose of the outgrant.

         4.       Rent

                  a. The Lessee shall pay to the State of Mississippi rent in the amount of two dollars and fifty cents ($2.50) per square foot for 25,000 square feet of space in Building No. 1000 from January 1 to December 31, 1999. From January I to December 31, 2000 rent shall be three dollars and fifty cents ($3.50) per square foot. From January 1 to December 31, 2001 rent shall be four dollars ($4.00) a square foot. From January 1, 2002 to December 31, 2008 rent shall be five dollars ($5.00) per square foot. Such amount shall be payable in equal monthly installments each in advance on or before the first day of the month in which said rent is due. The State hereby grants to Lessee the first right of refusal on the remaining seventy-five thousand (75,000) square feet in Building #1000. Said space will be leased upon renegotiated terms.

                  b. Rent payments due shall be made promptly when due, without any deduction or setoff. Interest at the rate of prime shall be payable on any rent payment not paid within ten (10) days after the set due date. Interest shall accrue beginning on the day after the rent payment is due and end on the day payment is received by the State.

                  c. Rent payments shall be made payable to the Mississippi Major Impact Authority and forwarded by the Lessee direct to the Mississippi Department of Economic and Community Development at Post Office Box 849, Jackson, MS 39201.

         5.       Termination

                  a. This Lease may be terminated by the State at any time upon the failure of the Lessee to comply with the terms of this Lease. No money or other consideration paid by the Lessee or which may be due up to the effective date of termination will be refunded or waived, as the case may be. Prior to termination, the Lessee will be informed, in writing, by the State of the terms with which the Lessee is not complying and afforded a period of ten
(10) business days to return to compliance with the Lease's provisions. An extension of the time period for the Lessee to come into compliance with the lease can be extended by the State, upon written request of the Lessee received by the State prior to the expiration of the ten (10) day period.

                  b. This Lease may be terminated by either the Lessee or the State at any time by giving the other party ninety (90) days written notice. No money or other consideration paid by the Lessee or which may be due up to the effective date of termination will be refunded or waived, as the case may be. This term may be extended upon mutually agreed upon terms.

         6.       Assignment or Subletting

                  a. The Lessee shall neither transfer nor assign this Lease or any interest therein or any property on the leased premises, nor sublet the leased premises or any part thereof or any property thereon, nor grant any interest, privilege, or license whatsoever in connection with this lease without the prior written consent of the State. No assignment or sublease shall relieve the Lessee of any of its obligations under this lease.

         7.       Condition of Leased Premises

                  a. The Lessee has inspected, knows and accepts the condition and state of repair of the leased premises. It is understood and agreed that the leased premises are leased in an "as is," "where is" condition without any representation or warranty by the State concerning their condition and without obligation on the part of the State to make any alterations, repairs or additions.

         8.       Maintenance of Lease Premises

                  The Lessee, at its own expense, shall at all times protect, preserve, and maintain the leased premises, including any improvements located thereon, in good order and condition, and exercise due diligence in protecting the leased premises against damage or destruction by fire and other causes.

                  a. The Lessee shall provide all maintenance and upkeep to the leased premises.

         9.       Damage to State Property

                  Any real or personal property of the State of Mississippi damaged or destroyed by the Lessee incident to the Lessee's use and occupation of the leased premises shall be promptly repaired or replaced by the Lessee to the satisfaction of the State. In lieu of such repair or replacement the Lessee shall, if so required by the State, pay to the Stare of Mississippi money in an amount sufficient to compensate for the loss sustained by the State by reason of damage or destruction of State property.

         10.      Access and Inspection

                  a. Any agency of the State of Mississippi, its officers, agents, employees, and contractors, may enter upon the leased premises, at all times for any purposes not inconsistent with Lessee's quiet use and enjoyment of them under this Lease, including but not limited to the purpose of inspection. The State normally will enter the leased premises during regular business hours and give the Lessee or sublessee at least twenty-four
(24) hours prior notice of its intention to do so, unless it determines the entry is required for safety, environmental, operations, or security purposes. The Lessee shall have no claim on account of any entries against the State of Mississippi or any officer, agent, employee, or contractor thereof.

         11.      State Non-Liability and Indemnification by Lessee

                  a. The State of Mississippi shall not be responsible for damages to property or injuries to persons which may be on the leased premises at the invitation of Lessee or their representatives or any third other party.

                  b. The Lessee agrees to assume all risks of loss or damage to property and injury or death to persons by reason of or incident to the possession and/or use of the leased premises. The Lessee expressly waives all claims against the State for any such loss, damage, personal injury, or death caused by or occurring as a consequence of such possession and/or use of the leased premises or the conduct of activities or the performance of responsibilities under this Lease. The Lessee further agrees to indemnify, save, hold harmless, and defend the State, its officers, agents and employees, from and against all suits, claims, demands or actions, liabilities, judgments, costs and attorneys, fees arising out of or in any manner predicated upon personal injury, death or property damage resulting from, related to, caused by or arising out of the possession and/or use of the leased premises or any activities conducted or services furnished In connection with or pursuant to this Lease. The agreements contained in the preceding sentence do not extend to claims for damages caused solely by the gross negligence or willful misconduct of officers, agents or employees of the State of Mississippi, without contributory fault on the part of Lessee's officers, agents, servants or employees, or others who may be on the leased premises at their invitation or the invitation of any one of them.

         12.      Insurance

                  a.       Insurance:

                           (1)      Lessee's Insurance: During the entire
period this Lease shall be in effect, the Lessee or any sublessee at its expense will carry and maintain:

                                    (a)      Property insurance coverage, in an
amount zt all times equal to at least 100% of the full replacement value of the building, building improvements and personal property on or near the leased premises, in a minimum amount of two million dollars ($2,000,000.00).

                                    (b)      Commercial general liability
coverage for bodily injury and property damage insurance, including but not limited to, insurance against assumed or incidental contractual liability under this Lease, with respect to the leased premises and improvements thereon, to afford protection with limits of liability in an amount not less than two million dollars ($2,000,000.00) in the event of bodily injury and death to any number of persons in any one accident, and not less than two million dollars ($2,000,000.00) for property damage;

                                    (c)      If and to the extent required by
law, worker's compensation or similar insurance in form and amounts required by law;

                           (2)      Policy Provisions: All insurance policies,
other than worker's compensation, will name the State as an additional insured. The Lessee understands and agrees that cancellation of any insurance coverage required to be carried and maintained by the Lessee or any sublessee under this Condition 12 will constitute a failure to comply with the terms of the Lease, and the State shall have the right to terminate the Lease pursuant to Condition 5a upon receipt of any such cancellation notice.

                           (3)      Delivery of Policies: The Lessee shall
provide the State a certificate of insurance evidencing the insurance required by this Lease.

                  c. Loss or Damage: The Lessee shall promptly give notice to the State of any loss or damage suffered on the leased premises. The Lessee will as soon as practicable after the casualty restore such item or part of the leased premises and improvements thereon, as nearly as possible to the condition which existed immediately prior to such loss or damage.

         13.      Compliance with Applicable Laws

                  a. The Lessee will at all times during the existence of this Lease promptly observe and comply, at its sole cost and expense, with the provisions of all applicable federal, state, and local laws, regulations, and standards, and in particular those provisions concerning the protection of the environment and pollution control and abatement.

                  b. The Lessee shall comply with all applicable laws, ordinances, and regulations of the State of Mississippi and the County of Tishomingo with regard to construction, sanitation, licenses or permits to do business, and all other matters.

                  c. Responsibility for compliance as specified in this Condition 13 rests exclusively with the Lessee. The State of Mississippi assumes no enforcement or supervisory responsibility except with respect to matters committed to its jurisdiction and authority. The Lessee shall be liable for all costs associated with compliance, defense of enforcement actions or suits, payment of fines, penalties, or other sanctions and remedial costs related to Lessee's or any sublessee's use of the leased premises.

         14.      Construction and Modification of Leased Premises

                  a. The Lessee shall not construct or make or permit its sublessee or assigns to construct or make any substantial alterations, additions, or improvements to or installations upon or otherwise modify or alter the leased premises in any substantial way without the prior written consent of the State. Any modification costing $2,500.00 or more shall be considered substantial. Such consent may include a requirement to provide the State with a performance and payment bond satisfactory in all respects and other requirements deemed necessary to protect the interests of the State. Except as such written approval shall expressly provide otherwise, all such approved alterations, additions, modifications, improvements and installations become State property when annexed to the leased premises.

                  b. The State of Mississippi review process for either a construction project or a utility connection will be completed within thirty
(30) days of receipt of plans and specifications. In the event problems are detected during review, immediate notice will be provided by telephone to the Lessee or its representative designated for the purpose, which shall toll the running of the thirty (30) day turn around period.

         15.      Utilities and Services

                  The Lessee will be responsible at its sole expense for all utilities and janitorial services for the leased premises.

         16.      Taxes

                  The Lessee shall pay to the proper authority, when and as the same become due and payable, all taxes, assessments, and similar charges which, at any time during the term of this Lease may be imposed upon the Lessee with respect to the leased premises. MDECD will use its best efforts to minimize the impact to lessee should ownership of the property change.

         17.      Surrender of Leased Premises

                  On or before the date of expiration of this Lease, or its earlier termination hereunder, the Lessee shall vacate and surrender the leased premises to the State in to as good order and condition as that existing on the beginning date of this Lease, damages beyond the control of the Lessee due to fair wear and tear, excepted.

         18.      Disputes

                  a. Except as otherwise provided in this Lease, any disputes concerning a question of fact arising under this Lease which is not disposed of by agreement shall be decided by the authorized officer of the State. He or she shall reduce the decision of the decision to writing and mail or otherwise furnish a copy to Lessee within 30 days of the dispute.

                  b. All disputes hereunder shall be governed by the laws of the State of Mississippi.

         19.      Notices

                  Any notice required to be given by either party to the other party under the terms of this Lease shall be served upon such party by United States Certified Mail as follows:

                  TO STATE:         James B. Heidel
                                    Post Office Box 849
                                    Jackson, MS 39201

                  TO LESSEE:        Robert Crawford
                                    Bldg #1000,751 CR 989
                                    Iuka, MS  38852

         20.      Environmental Protection

                  a. The Lessee will comply with the environmental laws and regulations that are applicable to Lessee's activities on the leased premises.

                  b. The Lessee shall indemnity and hold harmless the State from any costs that may be incurred due to a violation of any environmental law or regulation. This provision shall survive the expiration or termination of the Lease, and the Lessee's obligations hereunder shall apply whenever the State incurs costs or liabilities for the Lessee's actions of the types described herein.

                  c. The State's rights under this Lease specifically include the right for State officials to inspect the Lessee's premises for compliance with environmental, safety, and occupational health laws and regulations, whether or not the State is responsible for enforcing them. Such inspections are without prejudice to the right of duly constituted enforcement officials to make such inspections.

         23.      General Provisions

                  a. Nondiscrimination. The Lessee shall use the leased premises in a nondiscriminatory manner to the end that no person shall, on the ground of race, color, religion, sex, age, handicap or national origin, be excluded from using the facilities or obtaining the services provided thereon, or otherwise be subjected to discrimination under any program or activities provided thereon.

                  b. Failure of State to Insist on Compliance. The failure of the State of Mississippi to insist in any one or more instances, upon strict performance of any of the terms, covenants or conditions of this Lease shall not be construed as a waiver or a relinquishment of the State's rights to the future performance of any such terms, covenants or conditions, but the obligations of the Lessee with respect to such future performance shall continue in full force and effect.

                  c. Entire Agreement. It is expressly agreed that this written instrument, together with all exhibits attached to and made a part hereof pursuant to Condition 27 of the Lease, embodies the entire agreement between the parties regarding the use of the leased premises by the Lessee, and there are no understandings or agreements, verbal or otherwise, between the parties except as expressly set forth herein. This instrument may only be modified or amended by mutual agreement of the parties in writing and signed each of the parties hereto.

         24.      Amendments

                  This Lease may be amended at any time by mutual written agreement of the parties.

         25.      Extension of Lease

                  This Lease may be extended at any time by mutual written agreement of the parties.

         26.      Exhibits

                  Three (3) exhibits are attached to and made a part of this Lease, as follows:

                  a.       Exhibit A - Map of Tri-State Commerce Park

                  b.       Exhibit B - Security Deposit

                  c.       Exhibit C - Termination Penalty


         27.      Signatures

         IN WITNESS WHEREOF I have hereunto set my hand by authority of the Executive Director of the Mississippi Department of Economic and Community Development this ________ day of _______________, ____.



                                          By:
                                             ----------------------------------



         THIS LEASE is also executed by the Lessee this ____ day of _____________, 2000.


                                             ----------------------------------

                                   EXHIBIT A
                                SECURITY DEPOSIT

The Lessee Security Deposit agreed to by State and Lessee, parties to the Lease of Property on the Tri-State Commerce Park , dated December , 1998, will be satisfied by the deposit with the State of 250,000 shares of common stock of New York Regional Rail Corporation, ('NYRR'), which is actively traded on the OTC Bulletin Board under the symbol NYRR.'

It is the agreed that the release of Deposit will made based on the following:

                  Insert State's terms for Deposit forfeiture


Said Deposit Amount, that will be released to State, will be satisfied by the sale of a calculated number of NYRR shares by the State. Said calculation number of shares will be the made as follows:

    No. of Shares = AMOUNT / previous day's NYRR common stock closing price

After collection of Deposit Amount by State will return the balance of shares to Lessee.

                                   EXHIBIT B
                              Termination Penalty

Lessee and the State, parties to the Lease of Property on the Tri-State Commerce Park, dated December , 1998, agree that if Lessee terminates the lease on or before December 31, 2002

The termination penalty will be as follows:

         PERIOD                                       AMOUNT
         ------                                       --------
         January 1 to December 31, 1999               $75,000.
         January 1 to December 31, 2000               $50,000.
         January 1 to December 31, 2001               $50,000.
         January 1 to December 31, 2002               $50,000.


Parties agree that the Termination Penalty will be satisfied by the deposit of the Lessee with the State of 750,000 shares of common stock of New York Regional Rail Corporation, ('NYRR'), which is actively traded on the OTC Bulletin Board under the symbol 'NYRR.' Said penalty will be satisfied by the sale of a calculated number of NYRR shares by the State. Said calculation number of shares will be the made as follows:

    No. of Shares = AMOUNT / previous day's NYRR common stock closing price

After collection of Penalty by State will return the balance of shares to Lessee.